                                                                   EXHIBIT 10.38

                                   TERM SHEET
                                    TOM SMITH


Position:  Senior Vice President, Information Technology ("IT")

Reports to Chief Executive Officer or other Executive Vice President, as designated by CEO.

Base Salary: $300,000 per year; next review to be in first quarter 2001

Incentive Compensation: Target of 50% of base salary, up to maximum of 100% of base salary.

Stock Options: Upon the approval of the Compensation Committee of the Board of Directors, an initial grant of 75,000 options. Eligible for next award in 2001. Stock Options vest in five years (20% increments). Upon termination by reason of retirement, Employee has 36 months to exercise all options vested as of date of termination; otherwise 90 days to exercise all options vested as of the date of termination.

Benefits: Health insurance; 401K after 90 day waiting; Employee Stock Purchase Plan and Executive Deferral Plan

Severance: If terminated by the Company without cause, 3 years base pay and continuation of benefits, including health insurance, stock option vesting over severance period, and 401K participation.